Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2022 First Quarter GAAP EPS# and Adjusted EPS* of $2.52

Q1 FY22 (comparisons versus prior year):
•GAAP EPS of $2.52, up 19 percent; GAAP net income of $550 million, up 13 percent; and GAAP net income margin of 18.4 percent, down 210 basis points
•Adjusted EPS* of $2.52, up 19 percent; adjusted EBITDA* of $1,003 million, up eight percent; and adjusted EBITDA margin* of 33.5 percent, down 570 basis points

Recent Highlights
•Increased quarterly dividend by eight percent to $1.62 per share—the 40th consecutive year of increases—which is expected to return more than $1.4 billion to shareholders in 2022
•Closed on Phase I of the ~$12 billion air separation unit/gasification/power joint venture with Aramco, ACWA Power and Air Products Qudra in Jazan Economic City, Saudi Arabia in late October
•Awarded thyssenkrupp nucera a contract to supply a more than two-gigawatt electrolysis plant for the NEOM carbon-free hydrogen project in Saudi Arabia
•Continued to be recognized for sustainability and extend commitments: listed on the Dow Jones Sustainability North America Index for the 12th consecutive year; received Best Carbon Management Project Award from Chemical Week for net-zero hydrogen energy complex in Edmonton, Alberta, Canada; set increased goal to achieve 30 percent minority representation in professional and managerial roles in the U.S. by 2025

Guidance
•Maintaining fiscal 2022 full-year adjusted EPS guidance* of $10.20 to $10.40, up 13 to 15 percent over prior year adjusted EPS*; fiscal 2022 second quarter adjusted EPS guidance* of $2.30 to $2.40, up 11 to 15 percent over prior year second quarter adjusted EPS*
•Expect fiscal year 2022 capital expenditures* of $4.5 to $5.0 billion

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow used for investing activities if they were to occur.

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LEHIGH VALLEY, Pa. (February 4, 2022) - Air Products (NYSE:APD) today reported first quarter fiscal 2022 results, including GAAP EPS from continuing operations of $2.52, up 19 percent over prior year, and GAAP net income of $550 million, up 13 percent over prior year as higher volumes, pricing and equity affiliate income more than offset higher costs. GAAP net income margin of 18.4 percent decreased 210 basis points, primarily due to higher energy cost pass-through, which negatively impacted margin by about 200 basis points.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.52 increased 19 percent over the prior year, and adjusted EBITDA of $1,003 million was up eight percent over the prior year as higher volumes, pricing and equity affiliate income more than offset higher costs. Adjusted EBITDA margin of 33.5 percent decreased 570 basis points, primarily due to higher energy cost pass-through, which negatively impacted margin by about 450 basis points.

First quarter sales of $3.0 billion increased 26 percent over the prior year, on 14 percent higher energy cost pass-through, eight percent higher volumes and five percent higher pricing, partially offset by one percent unfavorable currency. Volume growth was driven by new assets, hydrogen and merchant recovery, and higher equipment sales. Pricing improved in the Americas, Asia and Europe—the Company's three largest segments—and in most major product lines.

Air Products closed on Phase I of the $12 billion Jazan joint venture in late October 2021, which favorably contributed to results this quarter. On an ongoing basis, the benefit is seen in equity affiliate income and non-operating income. Q1 FY22 also saw a one-time benefit in equity affiliate income and non-controlling interest from the transfer of the Jazan air separation unit (ASU) assets and the settlement of the ASU JV.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "With our secure business model, strong cash flows, and the continued hard work and dedication of the Air Products team around the world, we again performed in keeping with our commitments to our shareholders. The team delivered these results despite unprecedented energy cost increases, supply chain disruptions and the continuing pandemic. At the end of October, we also closed on Phase I of the Jazan project―the largest in our company’s history―which will create value for many years to come. As we continue to deploy capital into megaprojects that provide lower-carbon forms of energy and improve sustainability, we also remain committed to return cash to shareholders through our dividend, which we proudly increased for the 40th consecutive year."

Fiscal First Quarter Results by Business Segment
•Americas sales of $1,224 million were up 31 percent over the prior year on 20 percent higher energy cost pass-through; eight percent higher volumes, driven primarily by hydrogen and merchant demand; and three percent higher pricing. Operating income of $267 million increased 18 percent as higher volumes and pricing more than offset higher energy costs. Adjusted EBITDA of $457 million increased 14 percent on these same factors as well as higher equity affiliate income. Operating margin of 21.8 percent decreased 240 basis points, as higher energy cost pass-through negatively impacted margin by about 350 basis points. Adjusted EBITDA margin of 37.3 percent decreased 560 basis points, as higher energy cost pass-through negatively impacted margin by about 700 basis points.
•Asia sales of $780 million increased nine percent over the prior year on four percent higher volumes, particularly on-site volume from new plants across the region; three percent higher pricing; and two percent favorable currency. Operating income of $221 million increased three percent and adjusted EBITDA of $339 million increased two percent, as favorable volumes, pricing and currency more than offset higher costs. Operating margin of 28.3 percent decreased 160 basis points and adjusted EBITDA margin of 43.4 percent decreased 280 basis points, as favorable volumes were more than offset by higher costs.
•Europe sales of $744 million increased 37 percent over the prior year on 27 percent higher energy cost pass-through; nine percent higher pricing; and five percent higher volumes, driven primarily by hydrogen and merchant demand, partially offset by four percent unfavorable currency. Operating income of $99 million decreased 28 percent and adjusted EBITDA of $163 million decreased 19 percent, primarily driven by higher energy and other costs, partially offset by higher pricing. Operating margin of 13.3 percent decreased 1,200 basis points and adjusted EBITDA margin of 21.9 percent decreased 1,520 basis points, predominantly on the higher energy costs; about half of the decline was due to energy cost pass-through.
•Middle East and India equity affiliate income of $92 million was up $71 million over the prior year, primarily from the Jazan joint ventures.

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Outlook
Air Products continues to expect full-year fiscal 2022 adjusted EPS guidance of $10.20 to $10.40, up 13 to 15 percent over prior year adjusted EPS. For the fiscal 2022 second quarter, Air Products' adjusted EPS guidance is $2.30 to $2.40, up 11 to 15 percent over fiscal 2021 second quarter adjusted EPS.
Air Products expects capital expenditures of $4.5 to $5.0 billion for full-year fiscal 2022.
Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS and effective tax rate to a comparable GAAP range.
Earnings Teleconference
Access the fiscal 2022 first quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on February 4, 2022 by calling 323-701-0160 and entering passcode 7375615 or access the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world's largest industrial gas projects, including: gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals; carbon capture projects; and world-scale low- and zero-carbon hydrogen projects supporting global transportation and the energy transition.

The Company had fiscal 2021 sales of $10.3 billion from operations in over 50 countries and has a current market capitalization of about $65 billion. More than 20,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.
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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the ongoing COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation and supply and demand dynamics in the market segments we serve, or in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations, customer cancellations, or postponement of projects and sales; our ability to develop, operate, and manage costs of large-scale and technically complex projects, including gasification and hydrogen projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com
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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars, except for share and per share data)	2021	2020
Sales	$2,994.2	$2,375.2
Cost of sales	2,223.6	1,632.4
Selling and administrative	232.8	202.7
Research and development	23.3	23.5
Other income (expense), net	8.5	22.5
Operating Income	523.0	539.1
Equity affiliates' income	147.8	69.3
Interest expense	30.5	36.7
Other non-operating income (expense), net	22.6	18.6
Income From Continuing Operations Before Taxes	662.9	590.3
Income tax provision	113.3	113.9
Income From Continuing Operations	549.6	476.4
Income from discontinued operations, net of tax	—	10.3
Net Income	549.6	486.7
Net (loss) income attributable to noncontrolling interests of continuing operations	(10.8)	4.7
Net Income Attributable to Air Products	$560.4	$482.0

Net Income Attributable to Air Products
Net income from continuing operations	$560.4	$471.7
Net income from discontinued operations	—	10.3
Net Income Attributable to Air Products	$560.4	$482.0

Per Share Data*
Basic EPS from continuing operations	$2.53	$2.13
Basic EPS from discontinued operations	—	0.05
Basic EPS Attributable to Air Products	$2.53	$2.18

Diluted EPS from continuing operations	$2.52	$2.12
Diluted EPS from discontinued operations	—	0.05
Diluted EPS Attributable to Air Products	$2.52	$2.17

Weighted Average Common Shares (in millions)
Basic	221.9	221.5
Diluted	222.6	222.6
*Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.
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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	31 December	30 September
(Millions of dollars)	2021	2021
Assets
Current Assets
Cash and cash items	$2,953.7	$4,468.9
Short-term investments	728.6	1,331.9
Trade receivables, net	1,693.8	1,451.3
Inventories	487.2	453.9
Prepaid expenses	135.3	119.4
Other receivables and current assets	484.9	550.9
Total Current Assets	6,483.5	8,376.3
Investment in net assets of and advances to equity affiliates	3,329.2	1,649.3
Plant and equipment, at cost	28,101.0	27,488.8
Less: accumulated depreciation	14,476.3	14,234.2
Plant and equipment, net	13,624.7	13,254.6
Goodwill, net	923.3	911.5
Intangible assets, net	418.8	420.7
Noncurrent lease receivables	724.3	740.3
Other noncurrent assets	1,621.5	1,506.5
Total Noncurrent Assets	20,641.8	18,482.9
Total Assets	$27,125.3	$26,859.2
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,310.6	$2,218.3
Accrued income taxes	119.8	93.9
Short-term borrowings	112.9	2.4
Current portion of long-term debt	86.8	484.5
Total Current Liabilities	2,630.1	2,799.1
Long-term debt	6,893.1	6,875.7
Long-term debt – related party	285.2	274.6
Other noncurrent liabilities	1,731.7	1,640.9
Deferred income taxes	1,209.6	1,180.9
Total Noncurrent Liabilities	10,119.6	9,972.1
Total Liabilities	12,749.7	12,771.2
Air Products Shareholders’ Equity	13,825.1	13,539.7
Noncontrolling Interests	550.5	548.3
Total Equity	14,375.6	14,088.0
Total Liabilities and Equity	$27,125.3	$26,859.2
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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	31 December
(Millions of dollars)	2021	2020
Operating Activities
Net income	$549.6	$486.7
Less: Net (loss) income attributable to noncontrolling interests of continuing operations	(10.8)	4.7
Net income attributable to Air Products	560.4	482.0
Income from discontinued operations	—	(10.3)
Income from continuing operations attributable to Air Products	560.4	471.7
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	332.3	323.7
Deferred income taxes	15.7	47.6
Undistributed earnings of equity method investments	(117.3)	(10.8)
Gain on sale of assets and investments	(0.8)	(1.1)
Share-based compensation	15.8	9.8
Noncurrent lease receivables	21.8	21.9
Other adjustments	(49.4)	19.3
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(132.7)	(44.1)
Inventories	(33.7)	(9.9)
Other receivables	14.0	(30.1)
Payables and accrued liabilities	167.6	24.2
Other working capital	(8.5)	(47.5)
Cash Provided by Operating Activities	785.2	774.7
Investing Activities
Additions to plant and equipment, including long-term deposits	(663.8)	(664.2)
Acquisitions, less cash acquired	(34.6)	—
Investment in and advances to unconsolidated affiliates	(1,632.7)	(20.0)
Proceeds from sale of assets and investments	1.1	2.6
Purchases of investments	(727.4)	(158.5)
Proceeds from investments	1,331.9	855.0
Other investing activities	6.4	3.3
Cash (Used for) Provided by Investing Activities	(1,719.1)	18.2
Financing Activities
Long-term debt proceeds	51.6	—
Payments on long-term debt	(400.0)	(1.1)
Net increase in commercial paper and short-term borrowings	113.1	4.5
Dividends paid to shareholders	(332.1)	(296.2)
Proceeds from stock option exercises	13.3	1.6
Other financing activities	(31.0)	(15.9)
Cash Used for Financing Activities	(585.1)	(307.1)
Effect of Exchange Rate Changes on Cash	3.8	49.2
(Decrease) Increase in cash and cash items	(1,515.2)	535.0
Cash and cash items – Beginning of year	4,468.9	5,253.0
Cash and Cash Items – End of Period	$2,953.7	$5,788.0
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$50.3	$73.4
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Air Products and Chemicals, Inc. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

The segment results presented below reflect the segment reorganization announced on 4 November 2021. For additional information on the reorganization, refer to the Company’s Current Report on Form 8-K dated 9 December 2021.

(Millions of dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 31 December 2021
Sales	$1,224.1	$780.4	$744.2	$23.7	$221.8	$2,994.2
Operating income (loss)	267.2	221.1	99.2	4.8	(69.3)	523.0
Depreciation and amortization	155.3	110.8	49.8	6.1	10.3	332.3
Equity affiliates' income	34.2	6.6	13.9	92.3	0.8	147.8
Three Months Ended 31 December 2020
Sales	$933.0	$717.5	$543.5	$19.5	$161.7	$2,375.2
Operating income (loss)	225.8	214.8	137.5	4.0	(43.0)	539.1
Depreciation and amortization	151.8	107.9	49.3	6.1	8.6	323.7
Equity affiliates' income	22.3	8.8	14.9	21.2	2.1	69.3

Total Assets
31 December 2021	$7,381.5	$7,619.0	$3,951.7	$2,482.4	$5,690.7	$27,125.3
30 September 2021	7,092.5	7,349.4	3,830.3	800.6	7,786.4	26,859.2

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, adjusted effective tax rate, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. We believe these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of our business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
ADJUSTED DILUTED EPS
There were no non-GAAP adjustments in the first quarter of fiscal years 2022 or 2021 that impacted diluted EPS.
When applicable, the table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance.

	Three Months Ended 31 December
Q1 2022 vs. Q1 2021	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2022 GAAP	$523.0	$147.8	$113.3	$560.4	$2.52
No non-GAAP adjustments	—	—	—	—	—
2022 Non-GAAP ("Adjusted")	$523.0	$147.8	$113.3	$560.4	$2.52

2021 GAAP	$539.1	$69.3	$113.9	$471.7	$2.12
No non-GAAP adjustments	—	—	—	—	—
2021 Non-GAAP ("Adjusted")	$539.1	$69.3	$113.9	$471.7	$2.12
Change GAAP and Non-GAAP ("Adjusted")					$0.40
% Change GAAP and Non-GAAP ("Adjusted")					19%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		FY2022
2022	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,994.2

Net income and net income margin	$549.6	18.4%
Add: Interest expense	30.5	1.0%
Less: Other non-operating income (expense), net	22.6	0.8%
Add: Income tax provision	113.3	3.8%
Add: Depreciation and amortization	332.3	11.1%
Adjusted EBITDA and adjusted EBITDA margin	$1,003.1	33.5%

	Q1		Q2		Q3		Q4		FY2021
2021	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,375.2		$2,502.0		$2,604.7		$2,841.1		$10,323.0

Net income and net income margin	$486.7	20.5%	$477.1	19.1%	$532.3	20.4%	$618.8	21.8%	$2,114.9	20.5%
Less: Income from discontinued operations, net of tax	10.3	0.4%	—	—%	8.2	0.3%	51.8	1.8%	70.3	0.7%
Add: Interest expense	36.7	1.5%	36.1	1.4%	35.6	1.4%	33.4	1.2%	141.8	1.4%
Less: Other non-operating income (expense), net	18.6	0.8%	16.8	0.7%	21.1	0.8%	17.2	0.6%	73.7	0.7%
Add: Income tax provision	113.9	4.8%	121.9	4.9%	101.7	3.9%	125.3	4.4%	462.8	4.5%
Add: Depreciation and amortization	323.7	13.6%	329.3	13.2%	335.7	12.9%	332.6	11.7%	1,321.3	12.8%
Add: Facility closure	—	—%	23.2	0.9%	—	—%	—	—%	23.2	0.2%
Less: Gain on exchange with joint venture partner	—	—%	36.8	1.5%	—	—%	—	—%	36.8	0.4%
Adjusted EBITDA and adjusted EBITDA margin	$932.1	39.2%	$934.0	37.3%	$976.0	37.5%	$1,041.1	36.6%	$3,883.2	37.6%

	Q1 2022 vs. Q1 2021
Change GAAP
Net income $ change	$62.9
Net income % change	13%
Net income margin change	(210) bp
Change Non-GAAP
Adjusted EBITDA $ change	$71.0
Adjusted EBITDA % change	8%
Adjusted EBITDA margin change	(570) bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest segments for the three months ended 31 December 2021 and 2020:

Americas	Q1 FY22	Q1 FY21	$ Change	Change
Sales	$1,224.1	$933.0	$291.1	31%

Operating income	$267.2	$225.8	$41.4	18%
Operating margin	21.8%	24.2%		(240)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$267.2	$225.8
Add: Depreciation and amortization	155.3	151.8
Add: Equity affiliates' income	34.2	22.3
Adjusted EBITDA	$456.7	$399.9	$56.8	14%
Adjusted EBITDA margin	37.3%	42.9%		(560)	bp

Asia	Q1 FY22	Q1 FY21	$ Change	Change
Sales	$780.4	$717.5	$62.9	9%

Operating income	$221.1	$214.8	$6.3	3%
Operating margin	28.3%	29.9%		(160) bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$221.1	$214.8
Add: Depreciation and amortization	110.8	107.9
Add: Equity affiliates' income	6.6	8.8
Adjusted EBITDA	$338.5	$331.5	$7.0	2%
Adjusted EBITDA margin	43.4%	46.2%		(280) bp

Europe	Q1 FY22	Q1 FY21	$ Change	Change
Sales	$744.2	$543.5	$200.7	37%

Operating income	$99.2	$137.5	($38.3)	(28%)
Operating margin	13.3%	25.3%		(1,200)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$99.2	$137.5
Add: Depreciation and amortization	49.8	49.3
Add: Equity affiliates' income	13.9	14.9
Adjusted EBITDA	$162.9	$201.7	($38.8)	(19%)
Adjusted EBITDA margin	21.9%	37.1%		(1,520)	bp

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ADJUSTED EFFECTIVE TAX RATE
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes. There were no non-GAAP adjustments in the first quarter of fiscal years 2022 or 2021 that impacted our effective tax rate.

	Three Months Ended 31 December
	2021	2020
Income tax provision	$113.3	$113.9
No impact from non-GAAP adjustments	—	—
Adjusted income tax provision	$113.3	$113.9

Income from continuing operations before taxes	$662.9	$590.3
No impact from non-GAAP adjustments	—	—
Adjusted income from continuing operations before taxes	$662.9	$590.3

Effective and adjusted effective tax rate	17.1%	19.3%

CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Three Months Ended
	31 December
	2021	2020
Cash used for (provided by) investing activities	$1,719.1	($18.2)
Proceeds from sale of assets and investments	1.1	2.6
Purchases of investments	(727.4)	(158.5)
Proceeds from investments	1,331.9	855.0
Other investing activities	6.4	3.3
Capital expenditures	$2,331.1	$684.2

The components of our capital expenditures are detailed in the table below:

	Three Months Ended
	31 December
	2021	2020
Additions to plant and equipment, including long-term deposits	$663.8	$664.2
Acquisitions, less cash acquired	34.6	—
Investment in and advances to unconsolidated affiliates(A)	1,632.7	20.0
Capital expenditures	$2,331.1	$684.2
(A)In the first quarter of fiscal year 2022, investment in and advances to unconsolidated affiliates of $1.6 billion included approximately $130 from a non-controlling partner in one of our subsidiaries for the initial investment in the Jazan gasification and power project.
We expect capital expenditures for fiscal year 2022 to be approximately $4.5 to $5 billion.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to identify the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range. The per share impact for each non-GAAP adjustment was calculated independently and may not sum to total adjusted diluted EPS due to rounding.

	Diluted EPS
	Q2	Full Year
2021 Diluted EPS	$2.13	$9.12
Facility closure	0.08	0.08
Gain on exchange with joint venture partner	(0.12)	(0.12)
Tax election benefit and other	—	(0.05)
2021 Adjusted Diluted EPS	$2.08	$9.02
2022 Adjusted Diluted EPS Outlook	$2.30–$2.40	$10.20–$10.40
$ Change	0.22–0.32	1.18–1.38
% Change	11%–15%	13%–15%